
                                                                  EXHIBIT 11

                            HAMPSHIRE GROUP, LIMITED
                   STATEMENT RE COMPUTATION OF LOSS PER SHARE
                      (in thousands, except per share data)


                                         Three months ended    Six months ended
                                         ------------------    ----------------
                                         June 28,   June 29,   June 28, June 29,
                                           1997       1996      1997     1996
                                         -------    -------    -------  -------
                                              (unaudited)        (unaudited)

Weighted average number of common and
  common equivalent shares outstanding .  3,851      3,755      3,851     3,753
                                          =====      =====      =====     =====

Net loss ...............................  ($235)     ($597)     ($496)  ($1,123)
Less - preferred dividend requirements      (42)       (45)       (86)      (93)
Net loss applicable to common stock ..    ($277)     ($642)     ($582)  ($1,216)
                                          =====      =====      =====   =======
Net loss per share applicable to
  common stock........................   ($0.07)    ($0.17)    ($0.15)   ($0.32)
                                          =====      =====      =====     =====
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